EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS
February 9, 2006	OTCBB: LFLT
DR. SEAN O’CONNELL JOINS LIFELINE THERAPEUTICS, INC.
SCIENTIFIC ADVISORY BOARD
DENVER, Colorado — Lifeline Therapeutics, Inc. (“Lifeline” or the “Company”) (OTCBB: LFLT), maker of Protandim®, announced today that Sean M. O’Connell, Ph.D. has joined its Scientific Advisory Board.
Dr. O’Connell is the Chief Medical Officer for Cascade Medical Enterprises, LLC where he is responsible for oversight of pre-clinical, clinical and post-marketing development programs for the FIBRINET orthopaedic/sports medicine and oral surgery/dental implant businesses. He is also responsible for the creation of a wound care business unit, advocacy development, publication strategy and plan management, new technology evaluation and business development, and regulatory affairs.
Dr. O’Connell also serves as Assistant Professor, Department of Surgery, Division of Vascular Surgery at Englewood Hospital and Medical Center, a Mount Sinai School of Medicine Affiliated Hospital in Englewood, New Jersey, where he provides oversight of pre-clinical and clinical research programs.
Prior to this service, Dr. O’Connell was Medical Director for Sandoz Pharmaceuticals and then became Medical Marketing Director for Novartis Pharmaceuticals Corporation in the Transplant/Tissue Engineering Business Unit located in East Hanover, New Jersey.
Dr. O’Connell served as Assistant Professor and Head of the Surgical Oncology Research Lab, as well as Acting Head of the Flow Cytometry/Cell Sorting Lab, at University of Medicine and Dentistry of New Jersey, Robert Wood Johnson Medical School, Department of Surgery, New Brunswick, New Jersey.
“Dr. O’Connell’s experience in science, clinical research, and medical applications, along with his business history will make him an outstanding addition to Lifeline’s Scientific Advisory Board”, stated Stephen K. Onody, Lifeline Therapeutics Chief Executive Officer. “His background in molecular and cellular biology and immunology will also complement the Company’s scientific and research objectives.”
Joe McCord, Ph.D., Director of Science for Lifeline, stated “Dr. O’Connell’s broad range of academic and business experience further strengthens the Company’s Scientific Advisory Board.”
Dr. O’Connell commented, “I believe Lifeline’s antioxidant technology is extremely exciting. I am looking forward to working with the Company’s distinguished team and exploring ways to complement, and possibly expand, the Company’s opportunities.”
Dr. O’Connell received his Ph.D. in immunology and molecular biology from Rutgers University and the University of Medicine and Dentistry of New Jersey at New Brunswick. He received his undergraduate degree in biochemistry from the University of Illinois. He completed post-doctoral fellowship at the Center for Advanced Biotechnology and Medicine.

Dr. O’Connell’s honors include the Charles and Johanna Busch Fellowship and Sigma Xi — Scientific Research Society, John Deere Chapter. His professional memberships include the International Society of Analytical Cytology, American Association for the Advancement of Science, Association for Advanced Wound Care/Medical Research Forum on Wound Repair and the Wound Healing Society/European Tissue Repair Society.
About Lifeline Therapeutics
Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness ... for life. For more information, please visit the Protandim® product website at http://www.protandim.com.
Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes.
Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.
CONTACT:

Lifeline Therapeutics Inc
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700